Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
Richard Preece Appointed to Jack Henry Board of Directors

MONETT, Mo., August 24, 2026 – Jack Henry & Associates Inc.® (Nasdaq: JKHY) announced the appointment of Richard N. Preece to its Board of Directors, effective August 20, 2026. Preece joins the Board’s Human Capital & Compensation and Risk & Compliance committees.

Preece, 51, currently serves as Chief Executive Officer of Liminex, Inc., doing business as GoGuardian, the leader in education technology supporting more than 25 million students and 10,000 schools nationwide. Prior to joining GoGuardian in 2024, Preece was Chief Operating Officer at LegalZoom.com, Inc. from 2019 to 2024. He also held various management and leadership positions at Intuit Inc. from 2002 to 2019, including serving as U.S. General Manager for QuickBooks.

“We are very excited to welcome Rich to our Board of Directors,” said Board Chair Matt Flanigan. “Rich is an outstanding leader who brings extensive, practical experience driving business innovation and product development in financial services, along with a deep understanding of operations, risk management, and strategic priorities for technology companies.”

Jack Henry also announced that director Wes Brown will not stand for reelection at the Company’s November annual meeting in keeping with the Company’s retirement age policy. Brown, President of Bent St. Vrain & Company, LLC, a Denver-based bank consulting firm, has served on the Board since 2015 in addition to a prior term from 2005 to 2014.

“On behalf of the Board, I want to thank Wes for his tremendous service over these past many years,” Flanigan said. “Jack Henry has benefited immensely from Wes’ extensive expertise in many areas including finance, compliance, and banking, as well as his specialized insights into mergers and acquisitions. His legacy of Board service for Jack Henry will be a long and lasting one.”

About Jack Henry & Associates, Inc.®
Jack Henry® (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For 50 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower more than 7,200 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.